Exhibit 99.1

Exchange Ratio Adjustment for Old National Bancorp’s Acquisition
of Monroe Bancorp Announced

Contacts:
Old National:	Financial Community: Lynell J. Walton — (812) 464-1366
Media Relations: Kathy A. Schoettlin — (812) 465-7269/ (812) 319-2711
Monroe Bancorp:	Mark Bradford, President & CEO: (812) 331-3455
Evansville & Bloomington, Ind. (December 23, 2010) — Old National Bancorp (NYSE: ONB) (“Old National”) and Monroe Bancorp (NASDAQ: MROE) (“Monroe”) today jointly announced an adjustment to the exchange ratio in connection with Old National’s proposed acquisition of Monroe, based on adjustments required because of recent trading prices of Old National common stock, and assuming the transaction closes on January 1, 2011, as anticipated and previously announced. Pursuant to the previously announced merger agreement dated October 5, 2010, Monroe shareholders will receive 1.275 shares of Old National common stock for each Monroe share held by them, subject to adjustment if the average of the per-share closing prices of Old National common stock during the 10 trading days preceding the fifth calendar day preceding the effective time of the merger exceeds $10.98 per share. In such an event, the exchange ratio shall be adjusted such that each share of Monroe common stock will be exchanged for the number of shares of Old National common stock determined by dividing $14.00 by the 10-day average of the per-share closing prices of Old National common stock referenced above.
The average of the per-share closing prices of Old National common stock between December 10 and 23, 2010, which was the 10 trading days preceding the fifth calendar day preceding the expected effective time of the merger, was $11.513. Because this price exceeds $10.98 per share, Monroe shareholders will receive $14.00 of Old National common stock for each Monroe share held by them, based on the 10-day average price of Old National stock used in the calculation, resulting in an adjusted exchange ratio of 1.216 shares.
The exchange ratio is subject to other adjustments under certain circumstances if loan delinquencies at Monroe exceed specified amounts or if the consolidated shareholders’ equity of Monroe as adjusted is below the amount as of June 30, 2010. However, Monroe at this time does not expect any such adjustments will be required.
About Old National
Old National Bancorp, which celebrated its 175th anniversary in 2009, is the largest financial services holding company headquartered in Indiana and, with $7.5 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Investor Relations section of the Company’s website at oldnational.com.

About Monroe
Monroe Bancorp, headquartered in Bloomington, Indiana, is an Indiana bank holding company with Monroe Bank as its wholly owned subsidiary. Monroe Bank was established in Bloomington in 1892 and offers a full range of financial, trust and investment services through its locations in Central and South Central Indiana. The Company’s common stock is traded on the NASDAQ Global Stock Market under the symbol MROE.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and developments concerning Monroe and Old National. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. Statements about the expected timing, completion and effects of the proposed merger and all other statements in this press release other than historical facts constitute forward-looking statements. Forward-looking statements involve certain risks and uncertainties. The ability of either Monroe or Old National to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Because these forward-looking statements are subject to assumptions and uncertainties, the developments and future events concerning Monroe and Old National set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document. All written and oral forward-looking statements concerning the merger or other matters addressed in this press release and attributable to Monroe and Old National or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this paragraph. Monroe and Old National undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.
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